Exhibit 99.1

For more information contact:
David C. Burney, Chief Financial Officer
Phone: (716) 805-1599, ext. 159
Fax: (716) 805-1286
Email: dburney@astronics.com
FOR IMMEDIATE RELEASE
Astronics Corporation Announces 54% Growth in Sales for Second Quarter 2006
•	Second quarter operating margin improves to 11.7% compared with 4.8% in the prior year period

•	Second quarter net income increases to $2.0 million from $0.2 million

•	Astronics raises full year 2006 estimated revenue range to $105 to $110 million
EAST AURORA, NY, August 3, 2006 — Astronics Corporation (NASDAQ: ATRO), a leading manufacturer of advanced, high-performance lighting, electronics and electrical power systems for the global aerospace industry, reported net income increased to $2.0 million for the second quarter of 2006 compared with $0.2 million in the second quarter of 2005. On a diluted earnings per share basis, earnings were $0.25 for the second quarter of 2006 compared with $0.02 in the same quarter last year.
The company reported sales of $29.0 million for the second quarter of 2006, a 54% increase from $18.8 million in the same period in last year. Higher sales were driven by demand for the Company’s cabin electronics products which provide a power source for in-flight entertainment and in-seat power systems for the global commercial airline market. Also contributing to this quarter’s growth was sales of the Company’s airframe power products used on the Tactical Tomahawk and Taurus missile programs which moved to high rates of production last July.
Peter J. Gundermann, President and CEO commented, “While most of our product lines showed growth over the same period last year, sales of our cabin electronics products were extremely strong. The primary driver of growth through the second quarter this year has been the commercial transport market’s demand for cabin electronics, although the business jet market also remains strong.”
Gross margin for the quarter was 23.6%, an improvement from 18.6% in the second quarter of 2005, primarily as a result of improved operating leverage on higher sales.
Selling, general and administrative (SG&A) expenses of $3.4 million decreased to 11.9% of sales for the second quarter of 2006 compared with $2.6 million, or 13.7% of sales, in the second quarter of fiscal 2005. Contributing to the increase in SG&A expenses this year was the company’s recognition of stock based compensation as an expense and costs incurred related to its Sarbanes Oxley section 404 activity.
Comparing the second quarter of 2006 to the first quarter of 2006, sales in the second quarter grew 16.5%, while net income increased 66.5%. Gross margin in the second quarter 2006 improved 2.5 percentage points over the first quarter of 2006 reflecting higher operating leverage. SG&A expenses increased $0.4 million in the second quarter of 2006 compared with the first quarter of 2006, but declined slightly as a percent of sales, and was a result increased costs associated with Sarbanes Oxley section 404 and increased compensation costs for stock based compensation.
Six-Month Period
Sales for the first half of 2006 were $54.0 million, a 56% increase over last year’s first half sales of $34.5 million. Gross margin for the 2006 six-month period was 22.4%, up 2.7 percentage points from the same period last year.

For the 2006 six-month period, engineering and development costs were $4.8 million, up from $3.9 million in the prior year. SG&A expenses decreased from 13.9% of sales in the first half of 2005 to 12.0% of sales for the same period this year.
For the first six months of 2006, net income was $3.2 million and diluted earnings per share were $0.39 compared with $0.8 million and $0.10 respectively in the first six months of 2005.
Liquidity
Cash and cash equivalents declined from $4.5 million at December 31, 2005, to $0.4 million at the end of the second quarter 2006. Cash was used to support increases in working capital as well as to pay down $1.0 million on the line of credit during the first half of the year. As of July 1, 2006, $6.0 million was outstanding on the company’s $15 million line of credit.
Capital expenditures for the second quarter of 2006 were slightly higher at $1.0 million compared with $0.8 million in the same period last year.
Outlook
Bookings grew 26% in the second quarter of 2006 to $29.7 million compared with $23.6 million in the same period last year. Backlog at the end of the second quarter was $94.7 million, a 22% increase from $77.9 million at July 2, 2005, and up $0.7 million from the end of the first quarter this year.
Mr. Gundermann added, “We are having an excellent year. The success of the product lines we gained when we acquired AES combined with the overall strength of the aircraft industry continues to spur increased sales. We believe our in-seat power system is realizing so much success because it is the best product available, and many airlines as they acquire new aircraft, or refurbish existing aircraft, are choosing our system. We also sell our power system to manufacturers of in-flight entertainment systems. They integrate our in-seat power system into their product and sell the complete package to airlines. As long as the global airline market is fairing well, we should continue to see growth from this product. However, we do not have much visibility as to how demand for the in-seat power system could fluctuate.”
“The business jet market is also strong with growing production rates. As a result, given what we have realized in the first half of the year and the robustness of the current market, we are raising our full year revenue estimate to $105 million to $110 million,” he concluded.
Second Quarter Webcast and Conference Call
The release of the financial results on August 3, 2006, will be followed by a company-hosted teleconference at 11:00 a.m. ET. During the teleconference, Peter J. Gundermann, President and CEO, and David C. Burney, Vice President and CFO, will review the financial and operating results for the period and discuss Astronics’ corporate strategy and outlook. A question-and-answer session will follow.
The Astronics conference call can be accessed the following ways:
•	The live webcast can be found at http://www.astronics.com. Participants should go to the website 10 — 15 minutes prior to the scheduled conference in order to register and download any necessary audio software.

•	The teleconference can be accessed by dialing (913) 312-1267 approximately 5 — 10 minutes prior to the call.
To listen to the archived call:
•	The archived webcast will be at http://www.astronics.com. A transcript will also be posted once available.

•	A replay can also be heard by calling (719) 457-0820, and entering passcode 7731947.
          The telephonic replay will be available through Thursday, August 10, 2006 at 11:59 p.m. ET.

ABOUT ASTRONICS CORPORATION
Astronics Corporation is a leading manufacturer of advanced, high-performance lighting and electrical power distribution systems for the global aerospace industry. Its strategy is to expand the value and content it provides to various aircraft platforms through product development and acquisition. Astronics Corporation, and its wholly-owned subsidiaries Astronics Advanced Electronic Systems Corp. and Luminescent Systems Inc., have a reputation for high quality designs, exceptional responsiveness, strong brand recognition and best-in-class manufacturing practices.
For more information on Astronics and its products, visit its website at www.Astronics.com.
Safe Harbor Statement
This press release contains forward-looking statements as defined by the Securities Exchange Act of 1934. One can identify these forward-looking statements by the use of the words “expect,” “anticipate,” “plan,” “may,” “will,” “estimate” or other similar expression. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially from those contemplated by the statements. Important factors that could cause actual results to differ materially include the state of the aerospace industry, the market acceptance of newly developed products, the ability to cross sell products and expand markets, internal production capabilities, the timing of orders received, the status of customer certification processes, the demand for and market acceptance of new or existing aircraft which contain the Company’s products, such as the Airbus A380; the Eclipse 500; the Air Canada’s CRJ705, A320, and several configurations of B767; Cessna single engine aircraft; Cessna Mustang; Hawker Horizon; the V22 Osprey; Lockheed Martin F-35 JSF; China Eastern Airlines Corp. Limited’s upgrade of 15 Airbus A330-300’s and five Airbus A330-200’s; Air China Limited’s upgrades of 20 Airbus A330-200’s; and F-22 Raptor; customer preferences, and other factors which are described in filings by Astronics with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.
FINANCIAL TABLES FOLLOW.

ASTRONICS CORPORATION
CONSOLIDATED INCOME STATEMENT DATA
(unaudited)
(in thousands except per share data)

	Three months ended		Six months ended
	7/1/2006	7/2/2005	7/1/2006	7/2/2005

Sales	$29,039	$18,839	$53,965	$34,495
Cost of products sold	22,195	15,344	41,872	27,707
Gross margin	23.6%	18.6%	22.4%	19.7%
Selling general and administrative	3,443	2,582	6,462	4,793

Income from operations	3,401	913	5,631	1,995
Operating margin	11.7%	4.8%	10.4%	5.8%
Interest expense, net	219	191	418	317
Other (income) expense	(22)	—	(34)	(4)

Income (loss) before tax	3,204	722	5,247	1,682
Income taxes	1,189	525	2,022	876

Net Income	$2,015	$197	$3,225	$806

Basic earnings per share:	$0.25	$0.02	$0.41	$0.10
Diluted earnings per share:	$0.25	$0.02	$0.39	$0.10

Weighted average diluted shares outstanding	8,223	8,023	8,183	7,962

Capital Expenditures	$962	$782	$1,607	$1,333
Depreciation and Amortization	$636	$706	$1,259	$1,322

ASTRONICS CORPORATION
CONSOLIDATED BALANCE SHEET DATA
(unaudited)
(in thousands)

	7/1/2006	12/31/2005

ASSETS:
Cash and cash equivalents	$425	$4,473
Accounts receivable	17,784	12,635
Inventories	23,223	19,013
Other current assets	1,895	1,401
Property, plant and equipment, net	21,085	20,461
Other assets	7,757	7,874

Total Assets	$72,169	$65,857

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current maturities of long term debt	$919	$914
Note payable	6,000	7,000
Accounts payable and accrued expenses	19,396	15,843
Long-term debt	9,868	10,304
Other liabilities	6,126	5,962
Shareholders’ equity	29,860	25,834

Total liabilities and shareholders’ equity	$72,169	$65,857

ASTRONICS CORPORATION
NET SALES BY MARKET
($, in thousands)

	Three Months Ended			Six Months Ended
	7/1/2006	7/2/2005	% change	7/1/2006	7/2/2005	% change	2006 YTD %

Military	$6,448	$6,077	6.10%	$13,589	$11,172	21.63%	25.18%
Commercial Transport	16,881	8,428	100.30%	29,325	14,590	100.99%	54.34%
Business Jet	5,447	4,098	32.92%	10,328	8,102	27.47%	19.14%
Other	263	236	11.44%	723	631	14.58%	1.34%

Total	$29,039	$18,839	54.14%	$53,965	$34,495	56.44%	100.00%

ASTRONICS CORPORATION
NET SALES BY PRODUCT
($, in thousands)

	Three Months Ended			Six Months Ended
	7/1/2006	7/2/2005	% change	7/1/2006	7/2/2005	% change	2006 YTD %

Cockpit Lighting	$7,209	$6,996	3.04%	$15,282	$13,716	11.42%	28.32%
Cabin Electronics	12,666	5,092	148.74%	20,958	8,084	159.25%	38.84%
Airframe Power	4,396	2,087	110.64%	8,562	3,927	118.03%	15.87%
External Lighting	2,229	2,728	-18.29%	3,979	4,700	-15.34%	7.37%
Cabin Lighting	2,276	1,700	33.88%	4,461	3,437	29.79%	8.27%
Other	263	236	11.44%	723	631	14.58%	1.34%

Total	$29,039	$18,839	54.14%	$53,965	$34,495	56.44%	100.00%

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ASTRONICS CORPORATION
ORDER AND BACKLOG TREND
($, in thousands)

	2005					2006

	Q1 2005	Q2 2005	Q3 2005	Q4 2005	Twelve Months	Q1 2006	Q2 2006	Six Months
	4/2/05	7/2/05	10/1/05	12/31/05	12/31/05	4/1/06	7/1/06	7/1/06
Bookings	$14,868	$23,564	$20,176	$37,946	$96,554	$23,850	$29,729	$53,579
Backlog	$72,292	$77,856	$77,611	$95,121	$95,121	$94,045	$94,735	$94,735
Book:Bill	0.95	1.25	0.99	1.86	1.28	0.96	1.02	0.99

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